Exhibit 21
List of Subsidiaries

Name	State of Incorporation
MSO IP Holdings, Inc.	California
MSX UK Limited	UK Company
Martha Stewart, Inc.	Connecticut
Body & Soul Omnimedia, Inc.	Delaware
MSLO Productions, Inc.	Delaware
MSLO Productions – Home, Inc.	Delaware
MSLO Productions – EDF, Inc.	Delaware

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